Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 18, 2014, The Men’s Wearhouse, Inc. (the “Company” or “Men’s Wearhouse”) completed its acquisition of Jos. A. Bank Clothiers, Inc. (“Jos. A. Bank” or “JOSB”) (the “Acquisition”).  In addition, the Company entered into a (i) $1.1 billion aggregate principal amount senior secured term loan credit agreement (the “Term Loan”), (ii) a $500.0 million asset-based revolving credit agreement (the “ABL Facility”) and (iii) $600.0 million aggregate principal amount senior notes (the “Senior Notes”) (such financing arrangements, collectively with the Acquisition, are referred to as the “Transactions”).

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of May 3, 2014 and the Unaudited Pro Forma Condensed Combined Statement of Earnings for the fiscal year ended February 1, 2014 and three months ended May 3, 2014 and the notes thereto of the Company (“Unaudited Pro Forma Condensed Combined Financial Information”)  have been derived by the application of pro forma adjustments related to the Transactions, and the other assumptions and adjustments described in the accompanying notes herein to the historical financial statements of the Company and Jos. A. Bank.

The following Unaudited Pro Forma Condensed Combined Financial Information was prepared using the acquisition method of accounting for business combinations.  The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions took place as of May 3, 2014.  The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended February 1, 2014 and the three months ended May 3, 2014 are presented as if the Transactions occurred on February 3, 2013.  Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information, which are referred to in this section as the notes.  Certain reclassifications have been made relative to Jos. A. Bank’s historical financial statements in order to present them on a basis consistent with those of Men’s Wearhouse.

The Unaudited Pro Forma Condensed Combined Financial Information has been compiled in a manner consistent with the accounting policies adopted by Men’s Wearhouse.  These accounting policies are similar in most material respects to those of Jos. A. Bank.  Men’s Wearhouse is currently performing a more detailed review of Jos. A. Bank’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

The historical financial information has been adjusted in the Unaudited Pro Forma Condensed Combined Financial Information to give effect to pro forma events that are directly attributable, factually supportable, and with respect to the Unaudited Pro Forma Condensed Combined Statement of Earnings, expected to have a continuing impact on the consolidated results.  The Unaudited Pro Forma Condensed Combined Financial Information is not intended to represent or be indicative of the consolidated results of operations or financial position of Men’s Wearhouse that would have been reported had the Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Men’s Wearhouse.  The pro forma information presented is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information as of the date of this filing and management assumptions, and will be revised as additional information becomes available and may differ materially from the pro forma amounts presented herein.  The Unaudited Pro Forma Condensed Combined Financial Information is provided for informational purposes only.  The Unaudited Pro Forma Condensed Combined Financial Information does not reflect any operating efficiencies and cost savings that we may achieve with respect to combining the companies.  Synergies have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

The Unaudited Pro Forma Condensed Combined Financial Information has been derived from, and should be read in conjunction with, each of the Company’s and Jos. A. Bank’s historical financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MAY 3, 2014

(In thousands)

	Company Historical	Jos. A. Bank Historical	Presentation Reclassifications(1)	Pro Forma Adjustments(2)	Note References(3)	Combined Company Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$95,923	$338,420	$—	$(334,343)	(A)	$100,000
Accounts receivable, net	67,778	18,278	—	—		86,056
Inventories	645,772	330,250	—	45,957	(C)	1,021,979
Prepaid expenses and other current assets	—	28,891	(28,891)	—		—
Deferred tax asset - current	—	25,406	(25,406)	—		—
Other current assets	84,803	—	54,297	(31,465)	(B), (D)	107,635
Total current assets	894,276	741,245	—	(319,851)		1,315,670

PROPERTY AND EQUIPMENT, net	406,784	150,980	—	19,936		577,700

TUXEDO RENTAL PRODUCT, net	148,120	—	—	—		148,120
GOODWILL	127,098	—	—	722,199	(E)	849,297
INTANGIBLE ASSETS, net	57,966	—	—	621,200	(E)	679,166
OTHER ASSETS	6,734	278	—	37,887	(A), (B)	44,899
TOTAL ASSETS	$1,640,978	$892,503	$—	$1,081,371		$3,614,852

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$168,826	$47,696	$18,456	$—		$234,978
Accrued expenses and other current liabilities	220,452	98,137	(18,456)	—		300,133
Income taxes payable	4,277	—	—	—		4,277
Current maturities of long-term debt	10,000	—	—	1,000	(B)	11,000
Total current liabilities	403,555	145,833	—	1,000		550,388

LONG-TERM DEBT	85,000	—	—	1,622,821	(B)	1,707,821
DEFERRED TAXES AND OTHER LIABILITIES	109,696	—	51,292	245,548	(A), (F)	406,536
DEFERRED RENT	—	40,469	(40,469)	—		—
DEFERRED TAX LIABILITY	—	9,463	(9,463)	—		—
OTHER NON-CURRENT LIABILITIES	—	1,360	(1,360)	—		—
Total liabilities	598,251	197,125	—	1,869,369		2,664,745

SHAREHOLDERS’ EQUITY	1,042,727	695,378	—	(787,998)	(G)	950,107

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,640,978	$892,503	$—	$1,081,371		$3,614,852

(1)         See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Information for a description of the reclassifications included in this column.

(2)         See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Information.

(3)         See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended February 1, 2014

(In thousands, except per share amounts)

	Company Historical	Jos. A. Bank Historical	Presentation Reclassifications(1)	Pro Forma Adjustments(2)	Note References(3)	Combined Company Pro Forma

Net sales	2,473,233	1,032,166	—	—		3,505,399
Cost of sales	1,384,223	435,578	154,925	49,218	(H)	2,023,944
Gross margin	1,089,010	596,588	(154,925)	(49,218)		1,481,455
Goodwill impairment charge	9,501	—	—	—		9,501
Asset impairment charges	2,216	—	1,041	—		3,257
Selling, general and administrative expenses	947,665	—	338,596	(10,688)	(I)	1,275,573
Sales and marketing including occupancy costs	—	416,469	(416,469)	—		—
General and administrative	—	78,093	(78,093)	—		—
Operating income	129,628	102,026	—	(38,530)		193,124

Interest income	385	393	—	(578)	(J)	200
Interest expense	(3,205)	(44)	—	(100,243)	(K)	(103,492)
Earnings before income taxes	126,808	102,375	—	(139,351)		89,832
Provision for income taxes	42,591	39,049	—	(54,068)	(L)	27,572
Net earnings including non-controlling interest	84,217	63,326	—	(85,283)		62,260
Net earnings attributable to non-controlling interest	(426)	—	—	—		(426)
Net earnings attributable to common shareholders	$83,791	$63,326	$—	$(85,283)		$61,834

Net earnings per common share attributable to common shareholders:
Basic	$1.71	$2.26				$1.26
Diluted	$1.70	$2.26				$1.25

Weighted-average common shares outstanding:
Basic	48,849	27,981		(27,981)	(M)	48,849
Diluted	49,162	28,053		(28,053)	(M)	49,162

(1)         See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Information for a description of the reclassifications included in this column.

(2)         See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Information.

(3)         See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Three Months Ended May 3, 2014

(In thousands, except per share amounts)

	Company Historical	Jos. A. Bank Historical	Presentation Reclassifications(1)	Pro Forma Adjustments(2)	Note References(3)	Combined Company Pro Forma

Net sales	630,474	217,422	—	—		847,896
Cost of sales	347,110	85,552	39,794	2,314	(H)	474,770
Gross margin	283,364	131,870	(39,794)	(2,314)		373,126
Selling, general and administrative expenses	256,083	—	152,781	(93,530)	(I)	315,334
Sales and marketing including occupancy costs	—	96,921	(96,921)	—		—
General and administrative	—	20,264	(20,264)	—		—
Strategic activity costs	—	75,390	(75,390)	—		—
Operating income (loss)	27,281	(60,705)	—	91,216		57,792

Interest income	61	61	—	(72)	(J)	50
Interest expense	(1,135)	(11)	—	(24,623)	(K)	(25,769)
Earnings (loss) before income taxes	26,207	(60,655)	—	66,521		32,073
Provision (benefit) for income taxes	9,749	(23,518)	—	25,810	(L)	12,041
Net earnings (loss) including non-controlling interest	16,458	(37,137)	—	40,711		20,032
Net loss attributable to non-controlling interest	28	—	—	—		28
Net earnings (loss) attributable to common shareholders	$16,486	$(37,137)	$—	$40,711		$20,060

Net earnings (loss) per common share attributable to common shareholders:
Basic	$0.34	$(1.33)				$0.42
Diluted	$0.34	$(1.33)				$0.42

Weighted-average common shares outstanding:
Basic	47,607	27,992		(27,992)	(M)	47,607
Diluted	47,974	27,992		(27,992)	(M)	47,974

(1)         See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Information for a description of the reclassifications included in this column.

(2)         See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Information.

(3)         See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(in thousands)

Note 1 — Basis of Presentation

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of May 3, 2014 and the Unaudited Pro Forma Condensed Combined Statement of Earnings for the fiscal year ended February 1, 2014 and three months ended May 3, 2014 of the Company have been derived by the application of pro forma adjustments related to the Transactions, and the other assumptions and adjustments described in the accompanying notes herein to the historical financial statements of the Company and Jos. A. Bank.

The Unaudited Pro Forma Condensed Combined Financial Information was prepared using the acquisition method of accounting for business combinations.  The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions took place as of May 3, 2014.  The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended February 1, 2014 and the three months ended May 3, 2014 are presented as if the Transactions occurred on February 3, 2013.  Unaudited pro forma adjustments, and the assumptions on which they are based, are described in Note 3 below.

The Unaudited Pro Forma Condensed Combined Financial Information has been compiled in a manner consistent with the accounting policies adopted by Men’s Wearhouse.  These accounting policies are similar in most material respects to those of Jos. A. Bank.  Men’s Wearhouse is currently performing a more detailed review of Jos. A. Bank’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Certain reclassifications have been made relative to Jos. A. Bank’s historical financial statements in order to present them on a basis consistent with those of Men’s Wearhouse, including for balance sheet purposes: (1) condensing Jos A. Bank’s prepaid expenses and other current assets and current deferred tax asset into other current assets, (2) reclassifying Jos. A. Bank’s accrued advertising and accrued property, plant and equipment expenses from accrued expenses and other current liabilities into accounts payable and (3) condensing Jos. A. Bank’s non-current liabilities into one line item.

As disclosed in Men’s Wearhouse’s historical audited financial statements, Men Wearhouse’s gross margin may not be comparable to other specialty retailers, as some companies exclude costs related to their distribution network from cost of goods sold while others, like Men’s Wearhouse, include all or a portion of such costs in costs of goods sold.  As such, for income statement purposes, certain buying, distribution and occupancy costs for Jos. A. Bank were reclassified from Jos. A. Bank’s sales and marketing and general and administrative line items to cost of goods sold to conform to Men’s Wearhouse’s calculation of gross margin.

In addition, for all periods presented, sales and marketing, general and administrative, and strategic activity cost expense line items included in the Jos. A. Bank historical presentation were combined with Men’s Wearhouse’s selling and general administrative line item for presentation purposes.  Also, for the year ended February 1, 2014, asset impairment charges included in Jos. A. Bank’s sales and marketing line item were reclassified to its own line item to conform to the Men’s Wearhouse presentation.

Note 2 — Preliminary Purchase Price Allocation

The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Jos. A. Bank as of May 3, 2014.

Current assets	748,744	(i)
Property, plant and equipment, net	170,916	(ii)
Intangible and other assets	621,478	(iii)
Current liabilities	(145,833)
Other non-current liabilities	(297,196	)(iv)
Goodwill	722,199	(v)
Total purchase price	$1,820,308

(i)

Historical current assets was increased by approximately $7.5 million as a result of an increase of $46.0 million to reflect an adjustment of Jos. A. Bank’s inventory to fair value and to conform to Men’s Wearhouse’s inventory methodology and the establishment of a $7.1 million income tax receivable. These increases were partially offset by the elimination of $1.9 million of Jos. A. Bank prepaid expenses, which the Company deemed did not meet the criteria for recognition as an asset for purchase price allocation purposes, the elimination of Jos. A. Bank’s current deferred tax asset of $25.4 million and the recording of an $18.3 million deferred tax liability as a result of purchase price adjustments, which is included in current assets as the combined company has a net current deferred tax asset balance.

(ii)	Historical property, plant and equipment, net was increased by approximately $19.9 million to reflect an adjustment to fair value.

(iii)

Intangible and other assets were increased by approximately $621.2 million and consist of four separately identified assets. First, the Company identified the Jos. A. Bank tradename as an indefinite-lived intangible asset with a fair value of $539.1 million. Second, the Company identified a customer relationship intangible asset with a fair value of $53.0 million, which the Company expects to amortize over a useful life of 7 years. Third, the Company recognized an intangible asset of $24.4 million for favorable Jos. A. Bank leases (as compared to prevailing market rates), which will be amortized over the remaining lease terms, including an assumed renewal. Lastly, the Company recognized an intangible asset related to the Jos. A. Bank franchise store agreements of $4.7 million, which the Company expects to amortize over 25 years. The allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisors.

(iv)

Historical non-current liabilities were increased by approximately $245.9 million consisting of $272.3 million in deferred tax liabilities to be recorded as a result of the purchase price adjustments to fair value, primarily related to the recognized intangible assets. This amount was calculated using a tax rate of 38.8%, which approximates the Company’s statutory rate. Additionally, non-current liabilities were increased by $14.1 million related to the recognition of an intangible liability for unfavorable Jos. A. Bank leases (as compared to prevailing market rates), which will be amortized over the expected remaining lease terms. These increases were offset by a decrease of $40.5 million to reflect the elimination of Jos. A. Bank’s deferred rent balances as of May 3, 2014 as these amounts are not assigned any fair value during purchase price allocation.

(v)	Goodwill was increased by $722.2 million to reflect the excess of the consideration paid to consummate the Acquisition over the fair value of the assets acquired.

Note 3 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Sources and Uses

Sources of funds:
Available cash and cash equivalents(1)	$333,987
Term Loan	1,089,000
Senior Notes	600,000
ABL Facility	29,821
Total sources of funds	$2,052,808
Use of funds:
Cash payments to Jos. A. Bank stockholders(2)	$1,820,308
Refinance Men’s Wearhouse current term loan	95,000
Transaction costs(3)	90,280
New debt issuance costs(4)	47,220
Total use of funds	$2,052,808

(1)                                 Available cash and cash equivalents used to fund the Acquisition is based on maintaining a minimum combined company pro forma cash balance of $100.0 million after the Transactions are completed.

(2)                                 Based on 28,004,839 shares of Jos. A. Bank common stock outstanding as of June 18, 2014, less 100 shares of Jos. A. Bank common stock owned by the Company, multiplied by $65.00.

(3)                                 In accordance with applicable accounting guidance, transaction costs are expensed as they are incurred.

(4)                                 See Note (B) below.

Concurrent with the refinancing of Men’s Wearhouse’s previous term loan, Men’s Wearhouse settled its interest rate swap.  The following adjustments were made to the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect the settlement of the interest rate swap:

	Cash	Non- current assets	Non- current liabilities	Retained earnings	Accumulated other comprehensive loss

Cash payment to settle interest rate swap	$(356)	$—	$(356)	$—	$—
Reclassification of loss on interest rate swap from other comprehensive income to retained earnings	—	—	—	(217)	217
Elimination of deferred tax asset on interest rate swap	—	(139)	—	(139)	—

The following table provides a summary of the uses of cash and cash equivalents for the various transactions described in Note (A):

Cash and cash equivalents

Men’s Wearhouse balance as of May 3, 2014	$95,923
Jos. A. Bank’s balance as of May 3, 2014	338,420
Use of available cash and cash equivalents to fund the Acquisition	(333,987)
Men’s Wearhouse payment to settle interest rate swap	(356)
Combined company pro forma cash and cash equivalents	$100,000

(B) Debt

The adjustments to long-term debt are comprised of the following items:

Current Portion of Long-Term Debt:
Current portion of Term Loan	$11,000
Refinancing of previous term loan	(10,000)
Net change in current maturities of long-term debt	$1,000
Long-Term Debt:
Non-current portions of Term Loan, ABL Facility and Senior Notes	$1,707,821
Refinancing of previous term loan	(85,000)
Net change in long-term debt	$1,622,821

Deferred financing fees of $47.2 million, which generally represent upfront and arranger fees based on a percentage of the debt issued, have been recorded, with $7.0 million classified as other current assets and $40.2 million classified as non-current assets.  The proceeds from the Term Loan were reduced by an $11.0 million original issue discount, which is presented as a reduction of the outstanding balance on the Term Loan on the balance sheet.

Deferred financing fees incurred in relation to the Term Loan and ABL Facility will be amortized over the contractual term of such facilities and fees to be incurred in connection with the Senior Notes will be amortized over the contractual term of the Senior Notes.  Amounts related to the original issue discount will be amortized over the contractual term of the Term Loan.

Deferred financing fees of $2.2 million relating to Men’s Wearhouse’s previous credit facility have been eliminated from other non-current assets with a corresponding decrease to retained earnings.  No adjustment has been made to the Unaudited Pro Forma Condensed Combined Statements of Earnings for these costs as they are non-recurring.

(C) Inventories

As discussed in Note 2, the adjustment to inventories consists of an increase of $46.0 million to reflect an adjustment of Jos. A. Bank’s inventory to fair value and to conform to Men’s Wearhouse’s inventory methodology.

(D) Other current assets

The adjustment to other current assets of a decrease of $31.5 million consists of the establishment of a $7.1 million income tax receivable and the recognition of deferred financing fees totaling $7.0 million as discussed in (B).  These increases were more than offset by the elimination of $1.9 million of Jos. A. Bank prepaid expenses, which the Company deemed did not meet the criteria for recognition as an asset for purchase price allocation purposes, the elimination of Jos. A. Bank’s current deferred tax asset of $25.4 million and the recording of an $18.3 million deferred tax liability as a result of purchase price adjustments, which is included in current assets as the combined company has a net current deferred tax asset balance.

(E) Goodwill and other intangible assets

The adjustment to goodwill consists of $722.2 million while the adjustment to intangible assets, net consists of $621.2 million.  See Note 2 for the estimated purchase price allocation.  The pro forma purchase price allocation is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of third party valuation advisors.  The residual amount of the purchase price has been allocated to goodwill.  The final purchase price allocation may differ materially from the pro forma amounts presented herein.

(F) Deferred taxes and other liabilities

As discussed in Note 2, the adjustment to deferred taxes and other liabilities of $245.5 million reflects an increase of $272.3 million in deferred tax liabilities as a result of the purchase price allocation and the recognition of an intangible liability for unfavorable Jos. A. Bank leases totaling $14.1 million offset by an adjustment of $40.5 million associated with elimination of Jos. A. Bank’s deferred rent liabilities and $0.4 million related to settlement of the Men’s Wearhouse interest rate swap discussed in (A).  The actual amounts recorded for deferred taxes may differ materially from the pro forma amounts presented herein.

(G) Equity

The historical stockholders’ equity of Jos. A. Bank is eliminated during the purchase price allocation.  In addition, as discussed in (A) and (B) above, Men’s Wearhouse settled its interest rate swap and existing deferred financing fees related to Men’s Wearhouse’s previous credit facility have been eliminated.  See the calculation of the pro forma adjustments to the components of equity below:

	Common stock	Capital in excess of par	Accumulated other comprehensive loss	Retained earnings	Total Equity

Elimination of Jos. A. Bank equity balances	$(279)	$(96,256)	$63	$(598,906)	$(695,378)
Reclassification of loss on interest rate swap from other comprehensive income to retained earnings	—	—	217	(356)	(139)
Elimination of deferred financing fees related to Men’s Wearhouse’s previous credit facility	—	—	—	(2,201)	(2,201)
Estimated Men’s Wearhouse transaction fees	—	—	—	(90,280)	(90,280)
Total pro forma adjustment	$(279)	$(96,256)	$280	$(691,743)	$(787,998)

Unaudited Pro Forma Condensed Combined Statement of Earnings

(H) Cost of goods sold

As a result of the elimination of Jos. A. Bank’s deferred rent liabilities, the amortization of deferred rent liabilities as a reduction of rent expense has been eliminated resulting in an increase in Jos. A. Bank occupancy costs, which is shown as an adjustment to cost of goods sold to conform to the Men’s Wearhouse presentation. A summary of the increase in occupancy costs for each period presented in the Unaudited Pro Forma Condensed Combined Statement of Earnings is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 3, 2014

Increase in Jos. A. Bank occupancy costs	$7,885	$1,084

Jos. A. Bank’s inventory was increased to reflect an adjustment to fair value and to conform to Men’s Wearhouse’s inventory methodology.  The adjustment to fair value would be recognized as the acquired inventory is sold, which is assumed to occur within the first eighteen months following the closing of the transaction.  A summary of the increase in cost of goods sold for each period presented in the Unaudited Pro Forma Condensed Combined Statement of Earnings impacted is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 3, 2014

Increase in cost of goods sold related to fair value adjustment of Jos. A. Bank’s inventory	$37,997	$396

Jos. A. Bank’s property, plant and equipment was increased to reflect an adjustment to fair value.  This adjustment will result in additional depreciation and amortization expense.  A summary of the additional depreciation and amortization expense to be recorded within cost of goods sold for each period presented in the Unaudited Pro Forma Condensed Combined Statement of Earnings is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 3, 2014

Increase in depreciation and amortization expense related to fair value adjustment of Jos. A. Bank’s property, plant and equipment	$3,336	$834

(I) Selling, general and administrative expenses (“SG&A”)

In accordance with accounting guidance, transaction costs are expensed as they are incurred.  No adjustment has been made to the Unaudited Pro Forma Condensed Combined Statements of Earnings for transaction costs incurred as these costs are not expected to have a continuing impact on the combined company.  In addition, historical transaction costs incurred are also not expected to have a continuing impact on the combined company and have been eliminated from the Unaudited Pro Forma Condensed Combined Statements of Earnings for each period presented.  A summary of the transaction costs eliminated for each period presented in the Unaudited Pro Forma Condensed Combined Statement of Earnings is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 3, 2014

Transaction costs recorded by Men’s Wearhouse and Jos. A. Bank	$(18,576)	$(95,489)

Jos. A. Bank’s property, plant and equipment was increased to reflect an adjustment to fair value.  This adjustment will result in additional depreciation and amortization expense.  A summary of the additional depreciation and amortization expense to be recorded within SG&A for each period presented in the Unaudited Pro Forma Condensed Combined Statement of Earnings is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 3, 2014

Increase in depreciation and amortization expense related to fair value adjustment of Jos. A. Bank’s property, plant and equipment	$225	$56

Lastly, the recognition of intangible assets and liabilities will result in additional amortization expense.  A summary of the additional amortization expense for each period presented in the Unaudited Pro Forma Condensed Combined Statement of Earnings is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 3, 2014

Amortization expense increase related to recognized intangibles	$7,663	$1,903

(J) Interest Income

Decreases in interest income reflect lower interest income related to the use of $334.3 million of cash and investments, see (A) above, to partially fund the Acquisition.  The amounts were calculated using an average return of 0.2% on a pro forma cash balance of $100.0 million after the Transactions were completed. A summary of the interest income amounts eliminated for each Unaudited Pro Forma Condensed Combined Statement of Earnings is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 3, 2014

Elimination of interest income	$578	$72

(K) Interest Expense

To consummate the Acquisition, the Company entered into a (i) $1.1 billion Term Loan, (ii) a $500.0 million ABL Facility and (iii) $600.0 million of Senior Notes.  Interest on the Term Loan and ABL Facility will be variable, while interest on the Senior Notes will be fixed.  Borrowings made in connection with the Transactions under the Term Loan, ABL Facility and Senior Notes reflect a weighted average interest rate of approximately 5.3%.  The adjustment to interest expense for each period presented in the Unaudited Pro Forma Condensed Combined Statement of Earnings is below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 3, 2014

Interest expense on financing incurred in connection with the Transactions	$91,905	$22,898
Ongoing fees related to financing incurred in connection with the Transactions	2,338	584
Eliminate amortization of deferred financing fees on Men’s Wearhouse’s previous credit facility	(523)	(139)
Eliminate interest expense related to Men’s Wearhouse previous term loan	(1,493)	(728)
Eliminate commitment fees paid on Men’s Wearhouse’s previous credit facility	(1,063)	(262)
Amortization of deferred financing costs and original issue discount recorded in connection with the Transactions	9,079	2,270
Total adjustment to interest expense	$100,243	$24,623

A hypothetical 1/8% increase (or decrease) in current interest rates on the Senior Notes and ABL Facility would increase (or decrease) our pro forma interest expense by $0.8 million per annum, respectively.   However, certain terms of our Term Loan limit our exposure to short-term interest rate fluctuations, specifically the existence of a LIBOR floor of 1% per annum.  As current monthly LIBOR rates are significantly below the LIBOR floor of 1% per annum, the Term Loan effectively has a fixed interest rate unless monthly LIBOR rates were to increase above the floor of 1%.  Therefore, a 1/8% change in current LIBOR interest rates would have no impact on our pro forma interest expense for the Term Loan.

(L) Income taxes

The pro forma condensed combined income tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the estimated statutory rate, including state income taxes, of 38.8% for the periods presented.  The effective tax rate of the combined company could be significantly different depending on post-acquisition activities.

(M) Basic and diluted shares

Basic and diluted earnings per share calculations were computed using the two-class method and are based on the Men’s Wearhouse basic and diluted weighted-average shares only as no new shares were issued as part of the Acquisition.